Exhibit 99.1

ANALYSTS INTERNATIONAL CORPORATION

Moderator: Brittany McKinney

02-22-13/10:00 am CT

Confirmation # 5495761

ANALYSTS INTERNATIONAL CORPORATION

Moderator: Brittany McKinney

February 22, 2013

10:00 am CT

Operator:  Please stand by. We’re about to begin. Good morning. My name is Tim, and I’ll be your conference call facilitator today. At this time I’d like to welcome everyone to Analysts International Corporation’s 2012 fourth quarter and full year conference call.

All lines have been placed on mute to prevent any background noise. On the call today we have AIC’s President and Chief Executive Officer, Brittany McKinney, and Senior Vice President and Chief Financial Officer Lynn Blake.

Brittany and Lynn will update you on the performance of the business and following their remarks there will be an opportunity for questions and answers.

Before we begin let me remind you that remarks made during this conference call will contain forward looking statements. These forward looking statements are based on current expectations of management and do not guarantee future performance.

Such statements involve inherent risks and uncertainties including those identified in the risk factor section of the company’s most recently filed 10-K.

These risk factors could cause actual results to differ materially from those projected in any forward looking statements. The company assumes no obligation to update any forward looking statements made during this conference call.

For more information, please refer to the company’s press release and SEC filings, which are available on its Website at www.analysts.com. As a reminder, this call is being recorded. Thank you. I’ll now turn the conference over to Brittany.

Brittany McKinney:  Thank you for joining our call to discuss our 2012 results and our outlook on the coming year. Fourth quarter revenue and earnings were in line with our forecast coming in at the low end of our guidance as we closed out a year of significant challenge and change.

In 2012, we strengthened our team by hiring a new Chief Financial Officer and experienced sales leadership. In addition, we continued to invest in our go to market approach to build sustainable, reoccurring revenue streams.

Our number one strength is our longstanding marquee clients who have placed a high value on their relationship with AIC. As evidence of this, for the second year in a row we received Inavero’s Best in Staffing Award based on independent client surveys. AIC’s service quality scores are four times the industry average.

In 2013, we will leverage these relationships and continue to grow our strategic accounts and build out application specific capabilities that are high in demand. I will give you more detail and color on the business, but before I do that I’ll turn the call over to Lynn to discuss the 2012 financial results.

Lynn Blake:  Thank you Brittany. Our Q4 release and 10-K filing contain our complete fourth quarter and fiscal year 2012 financial results. Rather than going through all of the details, I’ll provide a summary of the results and additional commentary on the drivers. Then, Brittany will discuss the business trends and outlook for 2013.

As Brittany has already mentioned, we’re coming off a challenging 2012 in which we experienced a revenue and earnings decline despite overall growth in the IT services industry. In short, while we made necessary investments in 2012, the financial return on these investments was not enough to offset our revenue decline in other areas of the business.

I’ll briefly summarize the year over year P&L results. For the fourth quarter, revenue was $25.5 million, a decline of 6% from fourth quarter 2011. Growth margin was 21.7% of revenue, compared to 24.8% in the prior year quarter and EBIDTA was $416,000 compared to EBIDTA of $1.4 million in Q4 of 2011.

For the full year we ended 2012 with revenues of $105.8 million, down 3% from fiscal year 2011. Our gross margin rate for the year was 22.4% compared to 24.2% in the prior year and EBIDTA was $1 million compared to EBIDTA of $4 million in fiscal 2011.

Now let me discuss some of the key factors that impacted the results in both the fourth quarter and the full year. Our revenues in Q4 and the full year were significantly impacted by year over year declines in markets we have exited and clients where we have chosen to no longer be a prime vendor.

These revenue declines totaled $1.1 million and $4.5 million for the fourth quarter and full year respectively. The good news is that these planned exits are mostly behind us now and should not be a significant drag on our results going forward.

The exited markets contributed approximately $1 million in revenue in 2012 that won’t recur in 2013. In addition, we experienced a decline of approximately $5 million in fiscal 2012 due to pullbacks in spending from two of our largest accounts.

Our business with one of these clients is back to pre-2012 levels, but we are no longer a vendor at the other. The loss of this client will impact 2013 revenue negatively by about $1.5 million.

As we have discussed on earlier calls, the ramp in top line growth in our strategic accounts was slower than planned in 2012 and therefore was not sufficient to offset these significant declines.

Another factor impacting revenue was that we experienced an increase in attrition among our consultants in 2012. The result was a 10% reduction in consultant headcount at year-end 2012, compared to year-end 2011.

In addition to the client spend reductions already mentioned, key contributors to the higher attrition were an increase in client conversions as well as voluntary turnover of consultants.

The market for skilled IT consultants is increasingly tight and competitive, and we expect the higher attrition rate to remain a market dynamic in the year ahead. Finally, 2012 had 253 billing days compared to 254 billing days in 2011. Both the 2012 and the 2011 fourth quarters had 62 billing days.

Turning to gross margin, our gross margin rate throughout 2012 was impacted by increased benefits expense, primarily medical cost. We experienced an unanticipated increase of over $1 million in our self-insured medical plan costs in 2012 due to increased claims.

Year over year the higher benefits expense had an unfavorable margin rate impact of 210 basis points in the fourth quarter and 100 basis points for the full year. Additionally, due to the tight labor market, we chose to retain consultants with certain high demand skillsets to support our strategic growth initiatives in between project assignments.

This resulted in lower utilization, which had a negative gross margin impact of 50 basis points in the fourth quarter and 25 basis points for the year. From an EBIDTA perspective, the lower revenue and gross margin obviously had the most significant impact on our bottom line performance.

From an operating expense standpoint, our Q4 SG&A was down slightly by approximately $150,000 compared to the fourth quarter of 2011. For the full year, operating expenses were up approximately $300,000 driven primarily by additional investment in our national sales organization.

Now turning to the balance sheet, we ended 2012 with a strong balance sheet. We had $1.6 million in positive operating cash flow for both the fourth quarter and the full year, partially driven by a Q4 improvement in DSO from 66 days in Q3 to 62 days in fourth quarter.

Our year-end cash balance was $5.8 million. This compares to $4.5 million at the end of Q3 and $5.1 million in cash a year ago. We continue to have no debt and do not anticipate a need to draw on our credit line.

Finally, we amended our credit facility in February. The amendment extends the term of our bank agreement by two years, through September 2016 and provides greater borrowing availability and more favorable covenants. More details are included in our 10-K filing.

I’d like to close by emphasizing that despite our growth challenges in 2012, we are ending the year profitably with strong internal controls and a solid balance sheet, and we have made many key investments necessary to position the company well as we move into 2013. With that, I’ll turn the call back to Brittany.

Brittany McKinney:  After that recap of the factors in 2012, I’d like to discuss what we’re doing to address our challenges and the opportunities we see moving forward. As Lynn said, this is an industry that’s growing.

We see several key growth drivers. Technology is being used to drive innovation, growth and cost reductions. The increase in regulation is driving the need for compliance and reporting, and companies are using IT staffing as a means to supplement their headcount.

The top priorities for CIOs include big data, cloud computing and mobile applications. Demand is strong for IT consultants, especially within these technical areas, and the overall market remains tight with IT unemployment around 3%.

With that as the industry background, let me talk about how our strategy addresses the challenges Lynn described and the opportunities we see going forward. Our objective is to grow our strategic accounts where we can drive significant recurring revenue streams to be a larger portion of the total company.

Today, our strategic accounts represent approximately 55% to 60% of our client portfolio. We expect to grow that to 65% by the end of 2013. We are doing this by focusing on specific geographic markets and industry verticals where we have the greatest opportunities as well as leveraging our application-based capabilities.

So let me talk about geographic markets. There are certain markets where we have key longstanding engagements, a critical mass of consultant talent and we are doing well in those markets. Some of our strongest markets include the Twin Cities, Kansas City, Michigan and Dallas.

In 2012, we added experienced sales executives in two of these markets. At the same time we brought in a senior sales executive to focus on our strategic accounts at a national level and for the first time in many accounts we began meeting with the highest levels in the organization.

As I said last quarter, the rollout of the national sales strategy is taking longer than I would like. The sales leadership transition was disruptive in 2012. However, we are getting the client meetings and having the right conversations. We now need to translate that into our revenue.

We believe this strategy targets an opportunity rich environment with significant growth potential and expected to pay off. In fact, we saw double digit growth in several of our top 20 accounts in 2012.

In addition to our geographic focus, we are also building our expertise in industry verticals. For example, AIC has always had a strong presence in the healthcare industry, but we have not focused on it as an industry vertical.

At the end of 2012, we assigned resources to focus on this vertical and drive additional business. This is an attractive market that is broader than just providers. It includes payers, government as well as others. With all the change that’s occurring in this industry, combined with the issues related to compliance, demand for IT services is high.

Lastly we are focusing on expanding our expertise in specific application areas where we can deliver higher value to our clients. For example, one of our key strengths is in secured information sharing where AIC is recognized as a thought leader. Our consultants are involved in setting industry wide standards in this area and are partnering with our clients to deliver innovative services.

We will leverage these capabilities into other areas of information management and exchange. As we mentioned before, the availability of experienced consultants remains tight across the industry. To address the tight labor market and the impact it’s having on our attrition rates we are focusing on enhancing our recruiting organization and improving our retention programs.

As we look ahead to the coming year, Q1 is typically a soft quarter for the industry and as Lynn mentioned, we are at a low point for consultant headcount coming into the quarter. Therefore we expect Q1 to be down sequentially from Q4 and our softest quarter for the year.

In retrospect, we had a strong 2011 and a disappointing 2012. Looking at the full year 2013, we believe the current business performance will be between 2011 and 2012 results, with growth in both revenue and earnings year over year. Any upside will come from incremental growth in our strategic accounts.

In 2013, I’m focused on growing revenue in our strategic accounts, maintaining profitability and preserving the financial stability of the company. With that, I’ll take your questions.

Operator:  At this time, if you’d like to ask a question, please press star then the number one on your telephone keypad. Once again, that’s star 1 to ask a question. We’ll pause for a moment to assemble the queue. And once again, that’s star 1 to ask a question. We’ll take our first question from Jason Stankowski with Clayton Partners.

Alex Gates:  Good morning guys. This is actually Alex Gates, stepping in for Jason.

Brittany McKinney:  Hi Alex.

Alex Gates:  Hey, so I guess first question on the decrease in the gross margin. You mentioned the benefit costs and the lower utilization because you had to retain a few people.

I guess first part of this would be are these costs going to continue throughout next year and then secondly, is any of that reduction in gross margin have to do with pricing pressure throughout the industry?

Lynn Blake:  Hi Alex. This is Lynn. I would say in the near term we do expect to see competitive pressure on gross margins, primarily due to the tight labor market as well as the rise in medical costs. We also expect some margin pressure as we try to penetrate new accounts.

We have factored the higher medical claims experience into our projections for 2013. I would say near term 22% to 23% gross margin is a fair margin level with an upward bias longer term.

Alex Gates:  Okay. Okay, great. And then I guess second question would be on the SG&A. I know it’s been between about 20% and say 23% of revenues. Is that 20%, is that sustainable or do you think that’s going to be increasing as you guys ramp up your sales effort?

Lynn Blake:  Well a lot of our selling expense is variable. I would say the 20% to 21% or 22% range is the kind of current run rate and what we would expect in the near term as well. Q4 SG&A was a bit lower than usual, but kind of that $5.5 million plus a quarter amount is what we’d expect at this run rate.

Alex Gates:  Okay, great. That does it for me. Thank you.

Lynn Blake:  Thanks.

Operator:  And we’ll take our next question from Charlie Pine with Van Clemons & Company.

Charlie Pine:  Good morning. I have just a couple questions.

Brittany McKinney:  Okay. Good morning Charlie.

Lynn Blake:  Hi Charlie.

Charlie Pine:  Good morning. I’d like to have you if you could, can you breakdown a little bit of your top line number and give us an indication how much you’re doing right now just in pure staffing business and what you’re doing in what percentage of the business you’re doing in more project-based contract deliverables?

And then, how much of it are you currently doing in permanent placement revenue? This is I guess something that you’ve really never had talked about, or I guess you talked about it about a year and a half ago, but you haven’t really said much about it since then. And then I have a follow up.

Lynn Blake:  Sure. So from a revenue perspective, our mix is roughly 85% staffing and 10% to 15% projects solutions based revenue. Permanent placement revenue is - we have some every quarter. It’s not significant. That’s not a, you know, significant recurring revenue stream, so it isn’t a focus. We always have a little bit each quarter.

Charlie Pine:  I’m sorry. How much was in the permanent placement? I didn’t catch that.

Lynn Blake:  It’s not material. We have a little bit of it each quarter, but it’s, you know, some quarters it’s not even a six figure number so not something that’s significant.

Charlie Pine:  Okay. At one point wasn’t it - didn’t you have a pretty big contribution from that at one point in the prior year?

Lynn Blake:  In 2011, we ran a little bit higher and I think there were a couple quarters that it was particularly high enough to impact probably our margin rate in a particular quarter, but wouldn’t be above a couple hundred thousand dollars in a quarter even in that period.

Charlie Pine:  Okay. The other thing I’m kind of curious about is when do you anticipate - you’ve put a lot of money into these investments in repositioning your sales force, going after these new strategic accounts.

With Q1 you talk about having in sequentially lower numbers in Q1, when do you anticipate that we’ll expect to start seeing the fruits of some of these investments in a higher revenue run again?

Brittany McKinney:  Charlie, this is Brittany. Great question, so two things. One, you know, we’re already seeing evidence that the strategy is working. As, you know, we stated approximately half of our strategic accounts are growing double digits.

We’re seeing similar growth in some of our key markets, continue to have very high client satisfaction ratings with our Best in Staffing Award second year in a row and, you know, we’re having meetings at the highest levels in organizations in many cases for the first time in a long time with people that are incredibly busy that, you know, if we didn’t have a message wouldn’t be taking the meetings.

From a standpoint of looking at a timeline, let me talk to you about how I think about that. We’re really looking at this in a multi-year activity and looking at three different phases. First stabilize, then build, and then grow.

Going back to 2011, we were focused on stabilizing the business, getting profitable, making sure, you know, we’re financially stable. 2012 was about building that platform and a foundation so we can execute on our strategy.

From, as you mentioned, the investments we’ve made in sales, investments we’ve made in back office, our ERP implementation and in recruiting as well, a lot of that is behind us. We have a lot of that foundation. We have some more of that work to do, but as we move into ‘13, we’re focused on growing the business and starting to scale.

So I would say from a timeline perspective right now looking at the timeline in those three stages, we’re between building that platform and growing.

Charlie Pine:  All right. Well just one more comment and I mean I’m looking across the board at a lot of other companies in the industries and I’m seeing, you know, better comps and better growth results from a lot of other participants in the industry.

And I’m just sort of wondering with the investments that you had made, when you have to go into these meetings and sit down and look at, you know, talking about expanding projects, you know, basically what tends to be, you know, the total turnkey decision making time in general, you know, when you’re sitting down with either a new customer or an expansion from - with a previous strategic customer, how long does it usually take these people to make decisions?

Brittany McKinney:  So, you know, the length of time from a decision perspective will vary greatly, you know, depending on the business development activities, that could be anywhere from a few months to 18 months decision making time frame.

When we look at other companies growing in the industry, your point is absolutely valid. We went into 2012 with a $10 million headwind of which we’d have had to grow double the industry growth in order to actually get to industry growth with that headwind. And as we stated in our guidance, we do expect to grow in 2013 with some upside if we can get more traction in our national accounts.

Charlie Pine:  Okay, well I’ll get back and I might have one last question, but I’ll get back in queue.

Operator:  And currently, there are no other questions in queue if you’d like to do your follow up.

Charlie Pine:  Okay.

Brittany McKinney:  All right. Well in closing...

Charlie Pine:  I’m sorry. Let me ask one follow up thing.

Brittany McKinney:  ...okay. Sorry.

Charlie Pine:  That’s great. Let me ask just one last follow up if I may, Brittany.

Brittany McKinney:  Okay.

Charlie Pine:  You’re talking - one of the areas I am kind of curious about, do you anticipate - how much of your business is coming - are you getting much in the way of any sort of business these days from the federal government?

Brittany McKinney:  Our current government, from a portfolio perspective, is about 10%. We expect to have some growth areas within government specifically, you know, with healthcare information exchange.

From an overall portfolio perspective, you know, it’s probably going to remain in that 10% range and fluctuate, you know, 100 to 200 basis points.

Charlie Pine:  You anticipate any impact of a negative - that might be negative if we wind up being faced with a federal sequester starting in March and that - what impact could you for possibly foresee for the business over the next six to nine months if that episode does occur?

Brittany McKinney:  You know, great question. Obviously as we are all watching from a government perspective, will we be impacted? Likely, when we look at the areas frankly our clients don’t know what areas will be impacted and so we’re watching it.

A lot of the areas that we’re in are supporting important initiatives from a government perspective, so how they get impacted it remains to be seen and, you know, we’ll have to go from there.

Charlie Pine:  Okay. Thanks. That’s all I have.

Brittany McKinney:  Well...

Operator:  And that.

Brittany McKinney:  ...I’m sorry. Go ahead. Well, in closing 2012 was a year of challenge and change. Our key strength remains, our strong longstanding relationships and 2013 we’ll leverage these relationships as we continue to grow our strategic accounts and build out application specific capabilities that are high in demand.

As I mentioned earlier, one of my goals is to maintain profitability. We expect to be profitable for the year as well as in Q1. Thank you for joining our call today, and have a great day.

Operator:  That concludes today’s conference call. We appreciate your participation.

END